Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE SECOND QUARTER OF FISCAL YEAR 2020
Expecting Revenue and Earnings Growth in the Third Quarter
Spokane Valley, WA— February 4, 2020 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended December 28, 2019.
For the second quarter of fiscal year 2020, Key Tronic reported total revenue of $116.7 million, compared to $123.0 million in the same period of fiscal year 2019. For the first six months of fiscal year 2020, total revenue was $222.0 million, compared to $250.5 million in the same period of fiscal year 2019.
For the second quarter of fiscal year 2020, net income was $0.8 million or $0.08 per share, compared to net income of $1.6 million or $0.15 per share for the same period of fiscal year 2019. For the first six months of fiscal year 2020, net income was $2.4 million or $0.22 per share, compared to $3.2 million or $0.29 per share for the same period of fiscal year 2019.
As previously announced, the lower than anticipated earnings for the second quarter of fiscal 2020 was primarily a result of increased factory spending in the Company’s Juarez metal fabrication departments. This spending was necessitated by both new and existing customers exiting their manufacturing arrangements in China and ramping their production in Juarez. While the financial effect on Key Tronic was significant, the long-term relationship with these customers was strengthened by the performance of the Juarez facility under extreme pressure. Additionally, the Company incurred unfavorable foreign currency losses related to its unhedged portion of Mexican labor expenses due to a strengthening peso over the quarter.
The unanticipated increase in factory spending discussed above adversely impacted the Company’s margins. For the second quarter of fiscal year 2020, gross margin was 7.0% and operating margin was 1.3%, compared to 8.0% and 2.1%, respectively, in the same period of fiscal 2019.
“Moving into the third quarter of fiscal 2020, the need for increased factory spending has diminished and we see potential revenue and earnings growth in coming periods,” said Craig Gates, President and Chief Executive Officer. “Furthermore, uncertainty over tariffs and trade tension between the US and China continues to drive a number of existing and new customers to accelerate their plans to transition from China facilities to our expanding facilities in Mexico and Vietnam. While this transition caused delays in production during the first half of fiscal 2020, we see it as a very positive trend over the longer term, as customers see the increasing advantages of our North American and Vietnam based production.”
“During the second quarter of fiscal 2020, we continued to win significant new business from EMS competitors and from existing customers, including new programs involving consumer medical devices, Wi-Fi enabled signage and temperature control devices. To prepare for growth in coming quarters, we have invested in the capacity of our Mexico, US and new Vietnam facilities, including a significant increase in our sheet metal capacity to address demand. We remain optimistic about our opportunities for growth in the second half of fiscal 2020 and beyond.”
Business Outlook
For the third quarter of fiscal year 2020, Key Tronic expects to report revenue in the range of $117 million to $121 million, and earnings in the range of $0.12 to $0.17 per diluted share. These expected results assume an effective tax rate of 20% in the quarter. Key Tronic is working closely with its employees and key suppliers to ascertain delays attributable to the recent outbreak of coronavirus in China. Potential delays in production and extended transit times of critical parts could significantly impact results in each of our production facilities.

Conference Call
Key Tronic will host a conference call to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern) today. A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 800-353-6461 or +1-334-323-0501 (Access Code: 4722324). A replay will be available by calling 888-203-1112 or +1-719-457-0820 (Access Code: 4722324).
About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, China, and Vietnam. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects, targets, or will, similar verbs, or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly and yearly revenue and earnings during periods of fiscal year 2020, the impact of the outbreak of the coronavirus in China on our Company and our suppliers and customers, effects of recent tax reform, tariff measures, and trade tensions, business from new customers and new programs, improvement in supply chain deliveries, impairment charges of goodwill and intangibles, and operational streamlining. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers; the availability of parts from the supply chain; the accuracy of customers’ forecasts; success of customers’ programs; timing and effectiveness of ramping of new programs; development and success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; impact of tax reform and related activities and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Net sales	$116,722	$123,037	$222,007	$250,509
Cost of sales	108,600	113,157	204,612	231,096
Gross profit	8,122	9,880	17,395	19,413
Research, development and engineering expenses	1,720	1,857	3,380	3,557
Selling, general and administrative expenses	4,904	5,399	9,978	10,687
Impairment of goodwill and intangibles	—	—	—	—
Total operating expenses	6,624	7,256	13,358	14,244
Operating income	1,498	2,624	4,037	5,169
Interest expense, net	524	708	1,234	1,385
Income before income taxes	974	1,916	2,803	3,784
Income tax provision	150	327	427	602
Net income	$824	$1,589	$2,376	$3,182
Net income per share — Basic	$0.08	$0.15	$0.22	$0.30
Weighted average shares outstanding — Basic	10,760	10,760	10,760	10,760
Net income per share — Diluted	$0.08	$0.15	$0.22	$0.29
Weighted average shares outstanding — Diluted	10,877	10,881	10,811	10,986

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 28, 2019	June 29, 2019
ASSETS
Current assets:
Cash and cash equivalents	$499	$601
Trade receivables, net of allowance for doubtful accounts of $58 and $58	70,225	58,429
Contract assets	17,071	22,161
Inventories, net	110,144	100,431
Other	20,254	16,477
Total current assets	218,193	198,099
Property, plant and equipment, net	30,825	29,413
Operating lease right-of-use assets, net	14,876	—
Other assets:
Deferred income tax asset	8,207	7,840
Other intangible assets, net	—	657
Other	1,869	2,301
Total other assets	10,076	10,798
Total assets	$273,970	$238,310
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$80,448	$73,571
Accrued compensation and vacation	6,954	6,759
Current portion of debt, net	7,508	5,841
Other	13,350	7,233
Total current liabilities	108,260	93,404
Long-term liabilities:
Term loans	7,087	7,091
Revolving loan	32,018	23,356
Operating lease liabilities	9,780	—
Other long-term obligations	18	—
Total long-term liabilities	48,903	30,447
Total liabilities	157,163	123,851
Shareholders’ equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,760 and 10,760 shares, respectively	46,821	46,680
Retained earnings	67,729	65,353
Accumulated other comprehensive gain	2,257	2,426
Total shareholders’ equity	116,807	114,459
Total liabilities and shareholders’ equity	$273,970	$238,310

4